Maddox Ungar Silberstein, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.maddoxungar.com

September 15, 2009

To the Board of Directors of
Atheron, Inc.
Makati City 1235, Philippines

To Whom It May Concern:

Consent of Independent Registered Public Accounting Firm

Maddox Ungar Silberstein, PLLC, hereby consents to the use in the Form 10-K/A Amendment No. 1, Annual Report Under Section 13 or 15(d) of the Securities Act of 1934, filed by Atheron, Inc. of our report dated November 26, 2008, relating to the financial statements of Atheron, Inc., a Nevada Corporation, for the periods ending August 31, 2008 and 2007.

Sincerely,

 /s/ Maddox Ungar Silberstein, PLLC
Maddox Ungar Silberstein, PLLC